Exhibit 10.7

April 4, 2014

John McCabe

Dear John:

I am pleased to offer you the position of Vice President of Finance with Flex Pharma, Inc. (the “Company”). If you decide to join us, you will receive an annual salary of $265,000, which will be paid bi-monthly in accordance with the Company’s normal payroll procedures with a bonus potential of up to 30%.

In addition, if you decide to join the Company, it will be recommended to the Company’s Board of Directors that the Company grant you an option to purchase 375,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. The stock option will vest over a four year period, with 25% of the shares of Common Stock subject to the stock option vesting on the first anniversary of the grant date, and the remaining 75% vesting monthly over the subsequent three year period, subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and a Stock Option Agreement. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

As an employee, you will also be eligible to receive certain employee benefits. You will accrue three weeks paid vacation each year (pro-rated in your first year) and receive paid holidays in accordance with the Company’s holiday schedule. All Company benefit plans will be subject to the plan terms and applicable Company policies. The Company reserves the right to modify or terminate its benefit plans from time to time in its sole discretion.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice. In the event your employment is terminated, you will be entitled to receive salary continuation at your then current base salary rate for a period of three (3) months from the termination date, to be paid in accordance with the Company’s payroll practice then in effect, provided that such salary continuation shall terminate on such date as you become employed by another company.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which will be included in the Company Handbook that the Company will soon complete and distribute.

As a condition of your employment, you are also required to sign and comply with an Employee Confidentiality, Non-Competition and Proprietary Information Agreement, which requires, among other obligations, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.

To accept the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be May 12, 2014. By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. This letter, together with the other documents and agreements referenced herein, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and you.

We look forward to your favorable reply and to working with you at Flex Pharma.

Sincerely,

/s/ Brian Malone
Brian Malone

Agreed to and accepted:

Signature:	/s/ John McCabe

Printed Name: John McCabe

Date: April 9, 2014

Enclosures

Duplicate Original Letter

Employee Non-Solicitation, Non-Competition, Confidential Information and Inventions Assignment Agreement